Exhibit 99.(h)(5)(i)

AMENDED AND RESTATED TRANSFER AGENCY SERVICES AGREEMENT

The Transfer Agency Services Agreement between PFPC INC. (“PFPC”) and E*TRADE FUNDS (the “Fund”) made as of December 29, 1998 (the “Agreement”) is hereby amended and restated as set forth below. The date of this amendment and restatement is as of November 20, 2006.

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to provide transfer agency-related services set forth below to the Fund’s investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto amend and restate the Agreement as follows:

1.             Definitions.  As used in this Agreement:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(e)                                  “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC in good faith to be an Authorized Person.  PFPC may consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)                                    “SEC” means the Securities and Exchange Commission.

(g)                                 “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)                                 “Shares” means the shares of beneficial interest of any series or class of a Portfolio.

(i)                                     “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC in good faith to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.  The Fund hereby appoints PFPC to provide the transfer agency-related services set forth below, in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services.

3.                                      Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. PFPC assumes no responsibility for any compliance by the Fund or any other entity.

4.             Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)                                  The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)                                  Advice of the Fund.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from any Authorized Person.

(b)                                 Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person, and the advice PFPC receives from counsel, if it involves an issue of compliance with law or legal requirements, PFPC shall be entitled to rely upon and follow the advice of counsel but only after it has discussed the matter with the Fund and the Fund’s counsel and the conflict is not resolved.  In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)                                 Protection of PFPC.  PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take without bad faith and in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC reasonably believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.             Records; Visits.

(a)                                  The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations.  The Fund and Authorized Persons and the staff of any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund.

(b)                                 PFPC shall provide to the Fund any report on Controls Placed in Operation and Tests of Operating Effectiveness which PFPC receives from PFPC’s independent accountants in accordance with U.S. Statement of Auditing Standards No. 70 (“SAS 70 Report”) promptly after PFPC receives the SAS 70 Report from its independent accountants, regardless of whether the Fund is covered by such SAS 70 Report, provided the primary scope of such SAS 70 Report is PFPC’s transfer agency business.

7.                                      Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business which information relates to the provision of the services provided under this Agreement. Confidential information shall include the following to the extent that it relates to the provision of the services provided under this Agreement: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC or their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be confidential information and shall not be subject to the foregoing confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

(b)                                 PFPC acknowledges and agrees that it will comply with the sections of Regulation S-P (17 CFR Part 248) applicable to its duties hereunder, including, but not limited to, the reuse and re-disclosure provisions and the disposal of consumer report information provisions. PFPC shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(c)                                  The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.                                      Cooperation with Accountants. PFPC shall cooperate with the Fund’s independent registered public accounting firm and shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information (to the extent maintained by PFPC) is made available to such firm for the expression of its opinion with respect to the Portfolios’ annual financial statements, as reasonably required by the Fund.

9.                                      PFPC System.  PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights (“Intellectual Property”) owned by PFPC or licensed from third parties by PFPC and used by PFPC in connection with the services provided by PFPC to the Fund (“PFPC Intellectual Property”).  Nothing herein shall be interpreted or construed to grant to the Fund any title or ownership of PFPC Intellectual Property.  Nothing contained herein shall be interpreted to confer upon or grant to PFPC any right, title or interest in any Intellectual Property belonging to or licensed solely by the Fund.

10.                               Disaster Recovery.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the Fund, make reasonable efforts to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.                               Compensation.

(a)                                  As compensation for transfer-agency related services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

(b)                                 The Fund hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)                                  PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Section 11(c)(i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.

12.                               Indemnification.

(a)                                  Subject to subsection (c) of this Section 12, the Fund (on behalf of each Portfolio) agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) arising directly or indirectly from (i) any action or omission to act which PFPC takes in connection with the provision of services to the Fund or (ii) the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares.  Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC’s activities under this Agreement.

(b)                                 PFPC agrees to indemnify, defend and hold harmless the Fund only from those taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from PFPC’s failure to perform its duties under this Agreement and only to the extent such taxes, charges, expenses, assessments, claims and liabilities are the result of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. Any obligation of PFPC to indemnify, defend or hold harmless the Fund is subject to the provisions of this Agreement limiting PFPC’s responsibility to the Fund.

(c)                                  The Trustees and shareholders of the Fund, or any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and PFPC agrees that in asserting any rights or claims under this Agreement against a Portfolio, it shall look only to the assets and property of the particular Portfolio in settlement of such rights or claims and not to such members of the Board of Trustees or shareholders.  PFPC further agrees that in asserting any rights or claims under this Agreement against a Portfolio it will look only to the assets and property of that Portfolio and will not seek to obtain settlement of any such rights or claims from assets of any other Portfolio of the Fund.  Notwithstanding the foregoing, in asserting any rights or claims under this Agreement, PFPC shall not be prevented from looking to the assets and property of the Fund sponsor or any other appropriate party(ies) in settlement of such rights or claims.

(d)                                 Upon the assertion of a claim for which a party may seek indemnification under this Agreement, the party seeking such indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, a delay in notice shall not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of the claim. No party shall confess any claim or make any compromise in any case in which it is seeking or may seek indemnification under this Agreement, except with the prior written consent of the other party against which it is seeking or may seek such indemnification.

(e)                                  The provisions of this Section 12 shall survive termination of this Agreement.

13.                               Responsibility of PFPC.

(a)                                  PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.  PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)                                 Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing; provided that PFPC shall use reasonable efforts to minimize the impact of any of the foregoing on its ability to perform its obligations hereunder; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes in good faith to be genuine.

 (c)                               Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the greater of $500,000 or the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.

(d)                                 No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(e)                                  Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)                                    The provisions of this Section 13 shall survive termination of this Agreement.

(g)                                 Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14.          Description of Services.

(a)                                  Services Provided on an Ongoing Basis, If Applicable.

(i)                                     Calculate 12b-1 payments;

(ii)                                  Maintain proper shareholder registrations;

(iii)                               Prepare and certify shareholder lists in conjunction with proxy solicitations;

(iv)                              Provide periodic shareholder lists and statistics to the Fund;

(v)                                 Provide detailed data for underwriter/broker confirmations;

(vi)                              Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(vii)                           Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(viii)                        Accept and post daily Share purchases and redemptions;

(ix)                                Accept, post and perform shareholder transfers  and exchanges;

(x)                                   Review new applications and correspond with shareholders to complete or correct information;

(xi)                                Direct payment processing of checks or wires;

(xii)                             Prepare and mail to shareholders confirmation of activity;

(xiii)                       Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response; and

(xiv)                         Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade Shares through the NSCC.

(b)                                 Purchase of Shares.  PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)                                     A purchase order in completed proper form;

(ii)                                  Proper information to establish a shareholder account; and

(iii)                               Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

(c)                                  Redemption of Shares.  PFPC shall redeem Shares only if that function is properly authorized by the Fund’s Certificate of Trust or resolution of the Fund’s Board of Trustees.  Shares shall be transferred or redeemed and payment therefor shall be made in accordance with the Fund’s prospectus, when the recordholder tenders Shares in proper form (accompanied by such documents as PFPC reasonably may deem necessary) and directs the method of redemption.  When Shares are redeemed, PFPC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.

When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall make the payment to the broker-dealer on behalf of its customer.

(d)                                 Dividends and Distributions.  Upon receipt of a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions and Written Instructions to PFPC, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws, rules or regulations. PFPC shall mail to the Portfolios’ shareholders such tax forms and other tax information, or permissible substitute notice, relating to dividends and distributions paid by the Portfolios as are required to be filed and mailed by applicable tax law, rule or regulation. PFPC shall prepare, maintain and file with the Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Portfolios to shareholders as required by tax law, rule or regulation.

(e)           Shareholder Account Services.

(i)                                     PFPC may arrange, in accordance with the Fund’s prospectus, for a shareholder’s:  exchange of Shares for shares of another fund with which a Portfolio has exchange privileges; automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or redemption of Shares from an account with a checkwriting privilege.

(ii)                                  PFPC may arrange, in accordance with the Fund’s prospectus, for issuance of Shares obtained through:  any pre-authorized check plan; and/or direct purchases through broker wire orders, checks and applications.

(f)                                    Records.  PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)                                     Name, address and United States Tax Identification or Social Security number;

(ii)                                  Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)                               Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)                              Any stop or restraining order placed against a shareholder’s account;

(iv)                              Any correspondence relating to the current maintenance of a shareholder’s account;

(v)                                 Information with respect to withholdings; and

(vii)                           Any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

(g)                                 Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon:

(i)                                     the shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)                                  completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(h)                                 Shareholder Inspection of Stock Records.  Upon a request from any Portfolio shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue Oral or Written Instructions granting or denying each such request.  Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(i)                                     Withdrawal of Shares and Cancellation of Certificates.                Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(j)                                     Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Portfolios to their shareholders, including:

(i)                                     Reports to shareholders;

(ii)                                  Confirmations of purchases and sales of Shares;

(iii)                               Monthly or quarterly statements;

(iv)                              Dividend and distribution notices; and

(v)                                 Tax form information.

(k)                                  Lost Shareholders.  PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)            documentation of search policies and procedures;

(ii)           execution of required searches;

(iii)                               tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)                              preparation and submission of data required under the Lost Shareholder Rule.

“Lost Shareholder” services will not be performed by PFPC on any shareholder accounts that are broker-controlled accounts where PFPC is not able to identify and depict “RPO” status.  Except as set forth above in this Section 14(k), PFPC shall have no responsibility for any escheatment services.

(l)            Retirement Plans.

(i)                                     In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Portfolio’s shareholders (the “Participants”) are invested solely in Shares, PFPC shall provide the following administrative services:

(A)                              Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)                                Record method of distribution requested and/or made;

(C)                                Receive and process designation of beneficiary forms requests;

(D)                               Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)                                 Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)                                 Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(iii)                               PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund for which contributions of the Participants are invested solely in Shares.

(iii)                               With respect to the Retirement Plans sponsored by the Fund for which contributions of the Participants are invested solely in Shares, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)                               Print Mail.              The Fund hereby engages PFPC as its print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

15                                  Duration and Termination.

(a)                                  This Agreement shall continue in effect for a period of at least one (1) year from November 20, 2006 (the “Initial Term”).  Either party to this Agreement may terminate this Agreement at the conclusion of the Initial Term by providing the other party not less than ninety (90) days prior written notice of such termination.  Following the conclusion of the Initial Term, either party to this Agreement may terminate this Agreement by providing the other party not less than ninety (90) days prior written notice of such termination (which notice shall not be provided prior to the conclusion of the Initial Term).

(b)                                 In the event the Fund gives notice of termination other than pursuant to Section 15(d) below, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent which are incurred by PFPC will be paid to PFPC by the Fund prior to any such conversion.

(c)                                  In the event PFPC gives notice of termination other than pursuant to Section 15(d) below, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent which are incurred by the Fund will be paid to the Fund by PFPC prior to any such conversion.

(d)                                 If for the thirty (30) days preceding the written notice referenced below in this sentence a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving a written declaration of termination to the Defaulting Party. Termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

16.                         Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at 4500 Bohannon Drive, Menlo Park, California 94025, Attention: President (or such other address as the Fund may inform PFPC in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.                         Amendments.  This Agreement, or any term hereof, may be changed or waived only by a written amendment, which has been mutually consented to by the parties hereto.

18.                         Assignment.  Except as provided below, this Agreement may not be assigned by either party without the written consent of the other party. PFPC may assign, at its own expense, this Agreement to any affiliate (as defined in the 1940 Act) of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund sixty (60) days prior written notice of such assignment, (ii) the assignee agrees to comply with the relevant provisions of the 1940 Act, and (iii) PFPC and such assignee promptly provide such information as the Fund may reasonably request, and respond to such questions as the Fund may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee).

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.                               Miscellaneous.

(a)                                  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)                                 Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)                                 The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)                                  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)                                 The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)                                 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

22.                               Limitations of Liability of the Trustees and Shareholders.  A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees, and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or Fund shareholders individually.

23.                               Insurance.  PFPC shall maintain insurance of the types and in the amounts deemed by it to be appropriate.  To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provisions of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to PFPC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

24.                               Anti-Money Laundering.

24.1.        To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Portfolios consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows:  PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Portfolios from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities.  Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is confidential and proprietary information of PFPC and shall not be disclosed without PFPC’s prior written consent); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel.  PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to PFPC’s AML program as such examiners shall reasonably request. The parties agree the provisions of this Section 24.1 do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352 of the USA PATRIOT Act) or to regulations not promulgated under Section 352 of the USA PATRIOT Act.

24.2.        To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following with respect to the Portfolios:

(i)                                     Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by a Portfolio for a “foreign financial institution” (as defined in 31 CFR 103.175(h)) (“Foreign Financial Institution”);

(ii)                                  Conduct due diligence to identify and detect any such Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)                               Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176) and assign a risk category to each such Foreign Financial Institution account;

(iv)                              Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)                                 Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)                              Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(vii)                           Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts;

(viii)        Report to the Fund about measures taken under (i)-(vii) above; and

(ix)                                Set forth on a separate fee schedule compensation amounts due for these Foreign Financial Institution services.

Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language in this Section 24.2, PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.  The parties agree the provisions of this Section 24.2 do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312 of the USA PATRIOT Act) or to regulations not promulgated under Section 312 of the USA PATRIOT Act. Notwithstanding anything in this Section 24.2 to the contrary, the provisions of this

Section 24.2 specifically exclude private bank account provisions of Section 312 of the USA PATRIOT Act.

25.          Customer Identification Program (“CIP”) Services.

(a)                                  To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)                                     Implement procedures under which new accounts in the Portfolios are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)                                  Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account in a Portfolio is opened.  Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)                               Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)                              Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)                                 If PFPC provides services by which prospective Customers may subscribe for Shares via the Internet or telephone, work with the Fund to notify such prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s Customer Identification Program.

(vi)                              Set forth on a separate fee schedule compensation amounts due for these CIP Services.

(b)                                 Notwithstanding anything in this Agreement or otherwise to the contrary, and without expanding the scope of the express language in this Section 25, PFPC need not collect the

Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Portfolios to be in compliance with relevant customer identification program regulations.

(c)                                  PFPC agrees to permit inspections relating to the CIP Services provided under this Section 25 by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided under this Section 25 as such examiners shall reasonably request.

(d)                                 Notwithstanding anything in this Agreement or otherwise to the contrary, PFPC need not perform any of the steps described above in this Section 25 with respect to persons purchasing Shares via exchange privileges.

26.                               Data Delivery Services.  In accordance with the terms of this Section 26, PFPC shall, through its proprietary Data Delivery product, provide such registered investment advisers, broker-dealers and other financial professionals that the Fund has authorized pursuant to Written Instructions (collectively, “Financial Professionals”), with online access to such Portfolio information and such shareholder account information relating to the shareholders of the Portfolios holding Shares through such Financial Professionals as is set forth in the “Data Delivery Documentation” (as defined below).  PFPC shall provide the Fund with the appropriate documentation and procedures (the “Data Delivery Documentation”) to enable the Fund to properly use PFPC’s proprietary Data Delivery product.  In addition to and as more fully described in the Data Delivery Documentation,

PFPC shall run and complete data extracts after PFPC’s nightly transfer agent cycles in order to provide the files set forth in the Data Delivery Documentation to the Financial Professionals.  In connection with PFPC’s proprietary Data Delivery product, the Fund has responsibility for, and PFPC shall be without liability for losses or damages arising from, (i) the Fund’s errors and mistakes in the use of PFPC’s proprietary Data Delivery product, (ii) the Fund’s failure to use and employ PFPC’s proprietary Data Delivery product in accordance with the Data Delivery Documentation; (iii) the Fund’s utilization of the control procedures set forth and described in the Data Delivery Documentation; and (iv) the Fund’s failure to verify promptly reports or output received through the use of PFPC’s proprietary Data Delivery product.

27.                               Security. PFPC represents and warrants that, to the best of its knowledge, the various procedures and systems which PFPC has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24-hour restricted access) of the Portfolios’ blank checks, certificates, records and other data and PFPC’s equipment, facilities and other property used in the performance of its obligations hereunder are commercially reasonable, and that it will make such changes therein from time to time as in its reasonable judgment are required for the secure performance of its obligations hereunder. PFPC shall review such systems and procedures on a periodic basis and the Fund shall have reasonable access to review these systems and procedures.

IN WITNESS WHEREOF, the parties hereto have caused this amendment and restatement of the Agreement to be executed as of the date of this amendment and restatement set forth on the first page hereof.

PFPC INC.

By:	/s/ M. DeNofrio
Name:	M. DeNofrio
Title:	Ex V.P.

E*TRADE FUNDS

By:	/s/ Elizabeth Gottfried
Name:	Elizabeth Gottfried
Title:	President

EXHIBIT A

THIS EXHIBIT A, dated as of November 20, 2006 is Exhibit A to that certain Amended and Restated Transfer Agency Services Agreement dated as of November 20, 2006 between PFPC Inc. and E*Trade Funds.

PORTFOLIOS

E*TRADE S&P 500 Index Fund

E*TRADE Technology Index Fund

E*TRADE Russell 2000 Index Fund

E*TRADE International Index Fund

E*TRADE Kobren Growth Fund

E*TRADE Delphi Value Fund